Exhibit 99.01

414 Nicollet Mall
4/27/2023	Minneapolis, MN 55401

XCEL ENERGY
FIRST QUARTER 2023 EARNINGS REPORT

•First quarter GAAP diluted earnings per share were $0.76 in 2023 compared with $0.70 in 2022.
•Xcel Energy reaffirms 2023 EPS guidance of $3.30 to $3.40.

MINNEAPOLIS — Xcel Energy Inc. (NASDAQ: XEL) today reported 2023 first quarter GAAP and ongoing earnings of $418 million, or $0.76 per share, compared with $380 million, or $0.70 per share in the same period in 2022.

Earnings reflect recovery of electric and natural gas infrastructure investment and other regulatory outcomes, partially offset by higher depreciation, operating and maintenance (O&M) expenses and interest charges.

“We delivered solid first-quarter results and continue to make significant progress on leading the clean energy transition. We are in the process of evaluating thousands of MWs of renewables for our system as we work through the RFPs across all our service territories. In addition, we recently submitted two applications to secure grants from the Department of Energy to develop hydrogen hubs in Colorado and the Midwest,” said Bob Frenzel chairman, president and CEO of Xcel Energy.

“Energy affordability for customers remains a top priority for Xcel Energy, and customers have faced hardships during the recent period of high natural gas commodity costs. In an effort to support them, we have lowered the natural gas recovery charge in Colorado four times, or 58% during the winter, to ensure customers get immediate relief as natural gas commodity prices decline nationally. In addition, Xcel Energy took steps this quarter to continue to support low income customers burdened by high energy costs. We are also working with stakeholders to evaluate structural changes in how we purchase natural gas to help reduce costs and protect customers from future natural price volatility,” Frenzel added.

At 9:00 a.m. CDT today, Xcel Energy will host a conference call to review financial results. To participate in the call, please dial in 5 to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:	(866) 580-3963
International Dial-In:	(400) 120-0558
Conference ID:	5018521

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s website at www.xcelenergy.com. To access the presentation, click on Investors under Company. If you are unable to participate in the live event, the call will be available for replay from April 27th through May 1st.

Replay Numbers
US Dial-In:	1 (866) 583-1035
Access Code:	5018521#

Except for the historical statements contained in this report, the matters discussed herein are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements, including those relating to 2023 EPS guidance, long-term EPS and dividend growth rate objectives, future sales, future expenses, future tax rates, future operating performance, estimated base capital expenditures and financing plans, projected capital additions and forecasted annual revenue requirements with respect to rider filings, expected rate increases to customers, expectations and intentions regarding regulatory proceedings, and expected impact on our results of operations, financial condition and cash flows of resettlement calculations and credit losses relating to certain energy transactions, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022 and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: operational safety, including our nuclear generation facilities and other utility operations; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee work force and third-party contractor factors; violations of our Codes of Conduct; our ability to recover costs and our subsidiaries’ ability to recover costs from customers; changes in regulation; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including recessionary conditions, inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; uncertainty regarding epidemics, the duration and magnitude of business restrictions including shutdowns (domestically and globally), the potential impact on the workforce, including shortages of employees or third-party contractors due to quarantine policies, vaccination requirements or government restrictions, impacts on the transportation of goods and the generalized impact on the economy; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather events; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; costs of potential regulatory penalties; regulatory changes and/or limitations related to the use of natural gas as an energy source; challenging labor market conditions and our ability to attract and retain a qualified workforce; and our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters including as a result of evolving legal, regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets.

For more information, contact:

Paul Johnson, Vice President - Treasurer & Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy Media Relations	(612) 215-5300

Xcel Energy website address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended March 31
	2023	2022
Operating revenues
Electric	$2,763	$2,633
Natural gas	1,288	1,090
Other	29	28
Total operating revenues	4,080	3,751

Operating expenses
Electric fuel and purchased power	1,117	1,094
Cost of natural gas sold and transported	844	710
Cost of sales — other	12	10
Operating and maintenance expenses	650	602
Conservation and demand side management expenses	76	92
Depreciation and amortization	624	562
Taxes (other than income taxes)	184	171
Total operating expenses	3,507	3,241

Operating income	573	510

Other income, net	5	1
Earnings from equity method investments	11	15
Allowance for funds used during construction — equity	19	13

Interest charges and financing costs
Interest charges — includes other financing costs of $8 and $8, respectively	253	214
Allowance for funds used during construction — debt	(10)	(5)
Total interest charges and financing costs	243	209

Income before income taxes	365	330
Income tax benefit	(53)	(50)
Net income	$418	$380

Weighted average common shares outstanding:
Basic	551	545
Diluted	551	545

Earnings per average common share:
Basic	$0.76	$0.70
Diluted	0.76	0.70

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Earnings Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Non-GAAP Financial Measures

The following discussion includes financial information prepared in accordance with generally accepted accounting principles (GAAP), as well as certain non-GAAP financial measures such as ongoing return on equity (ROE), ongoing earnings and ongoing diluted EPS. Generally, a non-GAAP financial measure is a measure of a company’s financial performance, financial position or cash flows that adjusts measures calculated and presented in accordance with GAAP. Xcel Energy’s management uses non-GAAP measures for financial planning and analysis, for reporting of results to the Board of Directors, in determining performance-based compensation and communicating its earnings outlook to analysts and investors. Non-GAAP financial measures are intended to supplement investors’ understanding of our performance and should not be considered alternatives for financial measures presented in accordance with GAAP. These measures are discussed in more detail below and may not be comparable to other companies’ similarly titled non-GAAP financial measures.

Ongoing ROE
Ongoing ROE is calculated by dividing the net income or loss of Xcel Energy or each subsidiary, adjusted for certain nonrecurring items, by each entity’s average stockholder’s equity. We use these non-GAAP financial measures to evaluate and provide details of earnings results.

Earnings Adjusted for Certain Items (Ongoing Earnings and Ongoing Diluted EPS)
GAAP diluted EPS reflects the potential dilution that could occur if securities or other agreements to issue common stock (i.e., common stock equivalents) were settled. The weighted average number of potentially dilutive shares outstanding used to calculate Xcel Energy Inc.’s diluted EPS is calculated using the treasury stock method. Ongoing earnings reflect adjustments to GAAP earnings (net income) for certain items. Ongoing diluted EPS for Xcel Energy is calculated by dividing net income or loss, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period. Ongoing diluted EPS for each subsidiary is calculated by dividing the net income or loss for such subsidiary, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period.

We use these non-GAAP financial measures to evaluate and provide details of Xcel Energy’s core earnings and underlying performance. We believe these measurements are useful to investors to evaluate the actual and projected financial performance and contribution of our subsidiaries. For the three months ended March 31, 2023 and 2022, there were no such adjustments to GAAP earnings and therefore GAAP earnings equal ongoing earnings for these periods.

Note 1. Earnings Per Share Summary

Xcel Energy’s first quarter diluted earnings were $0.76 per share in 2023, compared with $0.70 per share in 2022. The increase was driven by recovery of electric and natural gas infrastructure investment, partially offset by higher depreciation, O&M expenses and interest charges. Fluctuations in electric and natural gas revenues associated with changes in fuel and purchased power and/or natural gas sold and transported generally do not significantly impact earnings (changes in costs are offset by the related variation in revenues). Summarized diluted EPS for Xcel Energy:

	Three Months Ended March 31
Diluted Earnings (Loss) Per Share	2023	2022
PSCo	$0.39	$0.32
NSP-Minnesota	0.25	0.23
SPS	0.10	0.10
NSP-Wisconsin	0.08	0.09
Earnings from equity method investments — WYCO	0.01	0.01
Regulated utility (a)	0.83	0.75
Xcel Energy Inc. and Other	(0.07)	(0.05)
Total (a)	$0.76	$0.70
(a)Amounts may not add due to rounding.

PSCo — Earnings increased $0.07 per share for the first quarter of 2023. The higher earnings primarily reflect the timing of recovery of electric and natural gas infrastructure investment and the impact of colder than normal weather, partially offset by increased depreciation, O&M expenses and interest charges. Incremental investment recovery was implemented for electric operations in April 2022 and natural gas operations in November 2022, resulting in higher revenues in the first quarter of 2023 compared to 2022. The year-over-year impact of these higher revenues is not expected to continue throughout the rest of the year. Earnings are not a result of higher natural gas prices as PSCo does not profit on fuel or power costs purchased for its customers.

NSP-Minnesota — Earnings increased $0.02 per share for the first quarter of 2023. The increase is primarily due to recovery of electric infrastructure investment, partially offset by increased O&M expenses and depreciation.

SPS — Earnings were flat for the first quarter of 2023. Recovery of electric infrastructure investment and strong sales growth were offset by higher depreciation and O&M expenses.

NSP-Wisconsin — Earnings decreased $0.01 per share for the first quarter of 2023. Recovery of electric and natural gas infrastructure investment were more than offset by impacts of warmer winter weather, higher depreciation and O&M expenses.

Xcel Energy Inc. and Other — Primarily includes financing costs at the holding company and earnings from Energy Impact Partners (EIP) funds equity method investments. Earnings decreased $0.02 per share for the first quarter, largely attributable to higher interest charges.

Components significantly contributing to changes in 2023 EPS compared to 2022:

Diluted Earnings (Loss) Per Share	Three Months Ended March 31
GAAP and ongoing diluted EPS — 2022	$0.70

Components of change - 2023 vs. 2022
Higher electric revenues, net of electric fuel and purchased power	0.15
Higher natural gas revenues, net of cost of natural gas sold and transported	0.09
Lower effective tax rate (ETR) (a)	0.02
Higher depreciation and amortization	(0.08)
Higher O&M expenses	(0.06)
Higher interest charges	(0.05)
Higher taxes (other than income taxes)	(0.02)
Other, net	0.01
GAAP and ongoing diluted EPS — 2023	$0.76
(a) Includes production tax credits (PTCs) and plant regulatory amounts, which are primarily offset as a reduction to electric revenues.

Note 2. Regulated Utility Results

Estimated Impact of Temperature Changes on Regulated Earnings — Unusually hot summers or cold winters increase electric and natural gas sales, while mild weather reduces electric and natural gas sales. The estimated impact of weather on earnings is based on the number of customers, temperature variances, the amount of natural gas or electricity historically used per degree of temperature and excludes any incremental related operating expenses that could result due to storm activity or vegetation management requirements. As a result, weather deviations from normal levels can affect Xcel Energy’s financial performance. However, decoupling mechanisms in Colorado and proposed decoupling mechanisms in Minnesota predominately mitigate the positive and adverse impacts of weather for the electric utility in those jurisdictions.

Normal weather conditions are defined as either the 10, 20 or 30-year average of actual historical weather conditions. The historical period of time used in the calculation of normal weather differs by jurisdiction, based on regulatory practice. To calculate the impact of weather on demand, a demand factor is applied to the weather impact on sales. Extreme weather variations, windchill and cloud cover may not be reflected in weather-normalized estimates.

Weather — Estimated impact of temperature variations on EPS compared with normal weather conditions:

	Three Months Ended March 31
	2023 vs. Normal	2022 vs. Normal	2023 vs. 2022
Retail electric	$0.002	$0.020	$(0.018)
Decoupling	(0.006)	(0.010)	0.004
Electric total	$(0.004)	$0.010	$(0.014)
Firm natural gas	0.029	0.016	0.013
Total	$0.025	$0.026	$(0.001)

Sales — Sales growth (decline) for actual and weather-normalized sales in 2023 compared to 2022:

	Three Months Ended March 31
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	0.6%	(4.2)%	(2.7)%	(6.4)%	(2.4)%
Electric C&I	(1.2)	(1.8)	7.3	—	1.0
Total retail electric sales	(0.6)	(2.6)	5.3	(2.0)	—
Firm natural gas sales	5.8	(10.1)	N/A	(14.3)	(1.1)

	Three Months Ended March 31
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Weather-Normalized
Electric residential	(0.9)%	(1.2)%	3.1%	(0.9)%	(0.4)%
Electric C&I	(1.4)	(1.3)	7.2	0.6	1.1
Total retail electric sales	(1.3)	(1.3)	6.3	0.2	0.6
Firm natural gas sales	(0.1)	(1.4)	N/A	(2.1)	(0.7)

Weather-normalized electric sales growth (decline) — year-to-date
•PSCo — Residential sales declined due to decreased use per customer, partially offset by a 1.3% increase in customers. The C&I sales decline was attributable to decreased use per customer, primarily due to a two-month outage at a large manufacturing sector customer.
•NSP-Minnesota — Residential sales declined due to decreased use per customer, partially offset by a 1.0% increase in customers. The C&I sales decline was attributable to lower use per customer, primarily driven by declines in the educational, transportation and warehousing and retail trade sectors.
•SPS — Residential sales growth was primarily attributable to increased use per customer, in addition to a 0.8% increase in customers. C&I sales increased due to higher use per customer, primarily driven by the energy sector.
•NSP-Wisconsin — Residential sales declined due to decreased use per customer, primarily offset by a 0.7% increase in customers. C&I sales growth was primarily associated with customer growth, experienced primarily in the transportation and professional services sectors.

Weather-normalized natural gas sales growth (decline) — year-to-date
•Natural gas sales reflect a lower use per residential customer in all jurisdictions, partially offset by an increase in C&I use per customer in PSCo. In addition, residential and C&I customer growth was 1.2% and 0.7%, respectively.

Electric Margin — Electric margin is presented as electric revenues less electric fuel and purchased power expenses. Expenses incurred for electric fuel and purchased power are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are generally offset in operating revenues.

Electric revenues and fuel and purchased power expenses are impacted by fluctuations in the price of natural gas, coal and uranium. However, these price fluctuations generally have minimal earnings impact due to fuel recovery mechanisms. In addition, electric customers receive a credit for PTCs generated, which reduce electric revenue and income taxes.

Electric revenues, fuel and purchased power and margin:

	Three Months Ended March 31
(Millions of Dollars)	2023	2022
Electric revenues	$2,763	$2,633
Electric fuel and purchased power	(1,117)	(1,094)
Electric margin	$1,646	$1,539

(Millions of Dollars)	Three Months Ended March 31, 2023 vs. 2022
Regulatory rate outcomes (Minnesota, Colorado, Texas, New Mexico, South Dakota and Wisconsin)	$88
Sales and demand (a)	18
Wholesale transmission (net)	17
Non-fuel riders	15
Conservation and demand side management (offset in expense)	(17)
PTCs flowed back to customers (offset by a lower ETR)	(12)
Estimated impact of weather, net of decoupling	(10)
Other (net)	8
Total increase	$107
(a)Sales excludes weather impact, net of decoupling in Colorado and proposed decoupling in Minnesota.

Natural Gas Margin — Natural gas margin is presented as natural gas revenues less the cost of natural gas sold and transported. Expenses incurred for the cost of natural gas sold are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are generally offset in operating revenues.

Natural gas expense varies with changing sales and the cost of natural gas. However, fluctuations in the cost of natural gas generally have minimal earnings impact due to cost recovery mechanisms.

Natural gas revenues, cost of natural gas sold and transported and margin:

	Three Months Ended March 31
(Millions of Dollars)	2023	2022
Natural gas revenues	$1,288	$1,090
Cost of natural gas sold and transported	(844)	(710)
Natural gas margin	$444	$380

(Millions of Dollars)	Three Months Ended March 31, 2023 vs. 2022
Regulatory rate outcomes (Colorado and Wisconsin)	$47
Estimated impact of weather	9
Infrastructure and integrity riders	4
Other (net)	4
Total increase	$64
O&M Expenses — O&M expenses increased $48 million for the first quarter. Increase was primarily due to timing of regulatory recovery mechanisms, generation outages and emergent work; higher bad debt expenses; the impact of inflationary pressures, including labor increases, and investments in electric vehicle programs and other customer products.

Depreciation and Amortization — Depreciation and amortization increased $62 million for the first quarter, primarily driven by system expansion and the implementation of new depreciation rates in Colorado and Minnesota.

Interest Charges — Interest charges increased $39 million for the first quarter, largely due to higher interest rates and increased long-term debt levels to fund capital investments.

Income Taxes — Effective income tax rate:

	Three Months Ended March 31
	2023	2022	2023 vs. 2022
Federal statutory rate	21.0%	21.0%	—%
State tax (net of federal tax effect)	4.8	4.9	(0.1)
(Decreases) increases:
Wind PTCs (a)	(33.1)	(34.4)	1.3
Plant regulatory differences (b)	(5.5)	(4.8)	(0.7)
Other tax credits, net operating loss & tax credits allowances	(1.6)	(1.5)	(0.1)
Other (net)	(0.1)	(0.4)	0.3
Effective income tax rate	(14.5)%	(15.2)%	0.7%
(a)Wind PTCs are credited to customers (reduction to revenue) and do not materially impact earnings.
(b)Plant regulatory differences primarily relate to the credit of excess deferred taxes to customers through the average rate assumption method. Income tax benefits associated with the credit are offset by corresponding revenue reductions.

Note 3. Capital Structure, Liquidity, Financing and Credit Ratings

Xcel Energy’s capital structure:

(Millions of Dollars)	March 31, 2023	Percentage of Total Capitalization	Dec. 31, 2022	Percentage of Total Capitalization
Current portion of long-term debt	$901	2%	$1,151	3%
Short-term debt	1,079	3	813	2
Long-term debt	22,818	55	22,813	55
Total debt	24,798	60	24,777	60
Common equity	16,818	40	16,675	40
Total capitalization	$41,616	100%	$41,452	100%

Liquidity — As of April 24, 2023, Xcel Energy Inc. and its utility subsidiaries had the following committed credit facilities available to meet liquidity needs:

(Millions of Dollars)	Credit Facility (a)	Drawn (b)	Available	Cash	Liquidity
Xcel Energy Inc.	$1,500	$367	$1,133	$1	$1,134
PSCo	700	27	673	155	828
NSP-Minnesota	700	92	608	4	612
SPS	500	55	445	2	447
NSP-Wisconsin	150	30	120	1	121
Total	$3,550	$571	$2,979	$163	$3,142
(a)    Expires September 2027.
(b)    Includes outstanding commercial paper and letters of credit.

Credit Ratings — Access to the capital markets at reasonable terms is partially dependent on credit ratings. The following ratings reflect the views of Moody’s, S&P Global Ratings and Fitch. The highest credit rating for debt is Aaa/AAA and the lowest investment grade rating is Baa3/BBB-. The highest rating for commercial paper is P-1/A-1/F-1 and the lowest rating is P-3/A-3/F-3. A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the credit rating agency and each rating should be evaluated independently of any other rating.

Credit ratings assigned to Xcel Energy Inc. and its utility subsidiaries as of April 24, 2023:

Credit Type	Company	Moody’s	S&P Global Ratings	Fitch
Senior unsecured debt	Xcel Energy Inc.	Baa1	BBB+	BBB+
Senior secured debt	NSP-Minnesota	Aa3	A	A+
	NSP-Wisconsin	Aa3	A	A+
	PSCo	A1	A	A+
	SPS	A3	A	A-
Commercial paper	Xcel Energy Inc.	P-2	A-2	F2
	NSP-Minnesota	P-1	A-2	F2
	NSP-Wisconsin	P-1	A-2	F2
	PSCo	P-2	A-2	F2
	SPS	P-2	A-2	F2

2023 Financing Activity — During 2023, Xcel Energy plans to issue approximately $85 million of equity through the DRIP and benefit programs. Xcel Energy and its utility subsidiaries issued or plan to issue the following long-term debt:

Issuer	Security	Amount (in millions)	Status	Tenor	Coupon
PSCo	First Mortgage Bonds	$850	Completed (a)	30 Year	5.25%
NSP-Wisconsin	First Mortgage Bonds	125	Second Quarter (b)	30 Year	5.30
NSP-Minnesota	First Mortgage Bonds	800	Second Quarter	N/A	N/A
Xcel Energy	Unsecured Senior Notes	500	Third Quarter	N/A	N/A
SPS	First Mortgage Bonds	100	Third Quarter	N/A	N/A
(a)Bond was issued on April 3, 2023.
(b)NSP-Wisconsin priced a 30-year first mortgage bond on April 21, 2023 and will close on the proceeds in June 2023.

Financing plans are subject to change, depending on legislative initiatives (e.g., federal tax law changes), capital expenditures, the development of a tax credit transferability market, regulatory outcomes, internal cash generation, market conditions and other factors.

Note 4. Rates, Regulation and Other
NSP-Minnesota — 2022 Minnesota Electric Rate Case — In October 2021, NSP-Minnesota filed a three-year electric rate case with the MPUC. The rate case is based on a requested ROE of 10.2%, a 52.5% equity ratio and forward test years.
In December 2021, the MPUC approved interim rates, subject to refund, of $247 million, effective Jan. 1, 2022. In November 2022, NSP-Minnesota revised its rate request to $498 million over three years.

On March 31, 2023, the ALJ’s report was issued. NSP-Minnesota estimates that the ALJ recommendation would result in a rate increase of approximately $386 million over three years from 2022-2024, based on a ROE of 9.87% and an equity ratio of 52.5%. In addition, it also reflects rate reductions associated with certain wind and nuclear generation life extensions and MISO capacity revenues and related tracker, as proposed in NSP-Minnesota’s revised rate request. A MPUC order is expected by June 30, 2023.

Proposed ALJ modifications to NSP-Minnesota’s request were as follows:

(Millions of Dollars)	2022	2023	2024
NSP-Minnesota’s revised revenue request	$234	$328	$498
ALJ recommended adjustments:
PTC forecast	(28)	(2)	(1)
Impact of ROE change	(27)	(29)	(30)
O&M expenses	(15)	(17)	(18)
Property tax	—	(11)	(23)
Sherco 3 and A.S. King remaining life	—	—	(35)
Other, net	3	(9)	(5)
Total adjustments	(67)	(68)	(112)
Total proposed revenue change	$167	$260	$386

NSP-Minnesota — 2022 Minnesota Natural Gas Rate Case — In November 2021, NSP-Minnesota filed a request with the MPUC for an annual natural gas rate increase of $36 million, or 6.6%. The filing is based on a 2022 forecast test year and includes a requested ROE of 10.5%, an equity ratio of 52.5% and a rate base of $934 million. In December 2021, the MPUC approved an interim rate increase of $25 million, subject to refund, effective Jan. 1, 2022.

In March 2023, the MPUC approved a settlement between NSP-Minnesota and various parties, which includes the following key terms:
•Base rate revenue increase of $21 million, with a true up to weather normalized actual sales for 2022.
•Revenue decoupling mechanism.
•Symmetrical property tax true-up.
•ROE of 9.57%.
•Equity ratio of 52.5%.

NSP-Minnesota — 2022 South Dakota Electric Rate Case — In June 2022, NSP-Minnesota filed a South Dakota electric rate case (first since 2014) seeking a revenue increase of approximately $44 million. The filing was based on a 2021 historic test year adjusted for certain known and measurable changes for 2022 and 2023, a requested return on equity of 10.75%, rate base of approximately $947 million and an equity ratio of 53%. A commission decision is expected later this year.

NSP-Wisconsin — Wisconsin Rate Case — On April 28, 2023, NSP-Wisconsin expects to file a base rate filing with the Public Service Commission of Wisconsin (PSCW) seeking an electric increase of $40 million (an overall rate increase of 4.8%) and a natural gas increase of $9 million (an overall rate increase of 5.3%). The rate request is based on a 2024 forward-looking test year with a requested ROE of 10.25% and a 52.5% equity ratio. A final decision by the PSCW is expected late fourth quarter 2023.

PSCo — Electric Rate Case — In November 2022, PSCo filed an electric rate case seeking a net increase of $262 million, or 8.2%. The total request reflects a $312 million increase, which includes $50 million of authorized costs currently recovered through various rider mechanisms. The request is based on a 10.25% ROE, an equity ratio of 55.7% and a 2023 forecast test year with a 2023 year-end rate base of $11.3 billion. PSCo requested rates effective in September 2023.

Next steps in the procedural schedule are expected to be as follows:
•Answer testimony May 3, 2023.
•Rebuttal testimony: May 31, 2023.
•Settlement deadline: June 14, 2023.
•Hearing: July 6-21, 2023.
•Statement of position: August 10, 2023.

A CPUC decision is expected in the third quarter of 2023.

SPS — 2022 New Mexico Electric Rate Case — In November 2022, SPS filed an electric rate case with the New Mexico Public Regulation Commission (NMPRC) seeking a revenue increase of $78 million, or 10%. The request is based on a future test year (FTY) ending June 30, 2024, a ROE of 10.75%, an equity ratio of 54.7% and rate base of $2.4 billion. Additionally, the request reflects further acceleration of the Tolk coal plant depreciation life from 2032 to 2028. In March 2023, the NMPRC issued an Order extending the suspension period by one month. Additionally, SPS filed a supplemental filing, which decreased the requested increase to $76 million.

On April 21, 2023, the following parties filed testimony: NMPRC Staff (Staff), Occidental Permian Ltd. (OPL), the New Mexico Attorney General (AG), New Mexico Large Customer Group (NMLCG), Louisiana Energy Services & Federal Executive Agencies (LES-FEA) and Walmart, with all except Walmart providing a proposed revenue change.

(Millions of Dollars)	Staff	OPL	AG	NMLCG	LES-FEA
SPS direct testimony	$76	$76	$76	$76	$76

Recommended base rate adjustments:
Test year present revenues and allocators	(1)	2	(1)	1	(47)
ROE (a)	(24)	(29)	(37)	(29)	(21)
Capital structure	—	(22)	—	(22)	—
Adjustment to FTY plant additions/rate base items	—	(4)	(10)	(5)	—
Tolk Generating Station depreciation expense	—	(7)	—	(7)	(11)
Other, net	(14)	(1)	(19)	(13)	—
Total adjustments	(39)	(61)	(67)	(75)	(79)
Total proposed revenue change	$37	$15	$9	$1	$(3)

(a)AG recommends a reduction of $37 million reflecting its combined recommendation for ROE and capital structure.

Recommended Position	Staff	OPL	AG	NMLCG	LES-FEA	Walmart
ROE	9.35%	8.70%	9.00%	8.70%	9.40%	9.61%
Equity Ratio	54.70	45.00	50.57	45.00	54.70	N/A

The next steps in the revised procedural schedule are as follows:
•Rebuttal testimony: May 10, 2023.
•Stipulation: May 17, 2023.
•Hearing: June 20, 2023.
•End of rate suspension: Oct. 19, 2023.

SPS — 2023 Texas Electric Rate Case — In February 2023, SPS filed an electric rate case with the Public Utility Commission of Texas (PUCT) seeking an increase in base rate revenue of $149 million (13%). In March 2023, SPS updated the filing based on a historical test year period ended Dec. 31, 2022, which increased the rate revenue request to $158 million (14% impact to customer bills). The request is based on a ROE of 10.65%, an equity ratio of 54.6% and retail rate base of $3.6 billion. Additionally, the request reflects further acceleration of the Tolk coal plant depreciation life from 2034 to 2028. SPS is requesting a surcharge from July 13, 2023 through the effective date of new base rates.

The next steps in the procedural schedule are as follows:
•Intervenor direct testimony: August 4, 2023.
•Staff direct testimony: August 11, 2023.
•Rebuttal testimony: August 25, 2023.
•Hearings: Sept. 12-21, 2023.
•Proposed findings: Oct. 25, 2023.

A PUCT decision is expected in the first quarter of 2024.

Note 6. Earnings Guidance and Long-Term EPS and Dividend Growth Rate Objectives

Xcel Energy 2023 Earnings Guidance — Xcel Energy’s 2023 GAAP and ongoing earnings guidance is a range of $3.30 to $3.40 per share.(a)

Key assumptions as compared with 2022 levels unless noted:
•Constructive outcomes in all rate case and regulatory proceedings.
•Normal weather patterns for the remainder of the year.
•Weather-normalized retail electric sales are projected to increase ~1%.
•Weather-normalized retail firm natural gas sales are projected to be relatively flat.
•Capital rider revenue is projected to increase $70 million to $80 million (net of PTCs). The change from the previous estimate is largely due to a change in the projected levels of PTCs, which are offset in the ETR and largely earnings neutral.
•O&M expenses are projected to decline ~2%.
•Depreciation expense is projected to increase approximately $130 million to $140 million.
•Property taxes are projected to increase approximately $30 million to $40 million.
•Interest expense (net of AFUDC - debt) is projected to increase $100 million to $110 million.
•AFUDC - equity is projected to increase $0 million to $10 million.
•ETR is projected to be ~(7%) to (9%). The change from the previous estimate is largely due to a change in the projected levels of PTCs, which are offset in the capital riders and fuel mechanisms and are largely earnings neutral.

(a)Ongoing earnings is calculated using net income and adjusting for certain nonrecurring or infrequent items that are, in management’s view, not reflective of ongoing operations. Ongoing earnings could differ from those prepared in accordance with GAAP for unplanned and/or unknown adjustments. Xcel Energy is unable to forecast if any of these items will occur or provide a quantitative reconciliation of the guidance for ongoing EPS to corresponding GAAP EPS.

Long-Term EPS and Dividend Growth Rate Objectives — Xcel Energy expects to deliver an attractive total return to our shareholders through a combination of earnings growth and dividend yield, based on the following long-term objectives:
•     Deliver long-term annual EPS growth of 5% to 7% based off of a 2022 base of $3.15 per share, which represents the mid-point of the original 2022 guidance range of $3.10 to $3.20 per share.
•    Deliver annual dividend increases of 5% to 7%.
•     Target a dividend payout ratio of 60% to 70%.
•     Maintain senior secured debt credit ratings in the A range.

XCEL ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE SUMMARY (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended March 31
	2023	2022
Operating revenues:
Electric and natural gas	$4,051	$3,723
Other	29	28
Total operating revenues	4,080	3,751

Net income	$418	$380

Weighted average diluted common shares outstanding	551	545

Components of EPS — Diluted
Regulated utility	$0.83	$0.75
Xcel Energy Inc. and other costs	(0.07)	(0.05)
GAAP and ongoing diluted EPS (a)	0.76	0.70

Book value per share	$30.54	$28.86
Cash dividends declared per common share	0.52	0.4875
(a) For the three months ended March 31, 2023, there were no adjustments to GAAP earnings and therefore GAAP earnings equal ongoing earnings for these periods.